Exhibit 10.24
AMENDMENT 6 TO SYSTEMS INTEGRATOR AGREEMENT
This Amendment 6 (“Amendment 6”) is made by and between Cisco Systems, Inc., a California corporation having its principal place of business at 170 West Tasman Drive, San Jose, CA, 95134 (“Cisco”), and Internetwork Experts, Inc., a Texas corporation having its principal place of business at 15960 Midway Road, Suite 101, Addison, TX 75001 (“Integrator”), and is entered into as of the date last written below (the “Amendment 6 Effective Date”).
WHEREAS, Cisco and Integrator have previously entered into a Systems integrator Agreement dated November 13, 2001, including amendments to that agreement, if any (the “Agreement”); and
WHEREAS, Integrator is interested in participating in a pilot of a new Cisco support offering entitled. Partner Voice Support Offering supported under the Agreement after the Amendment 6 Effective Date; and
NOW WHEREFORE, the parties agree to supplement the Agreement to define the parties’ obligations with respect to the provision of support for Products under the Pilot as follows:
1)	Attachment 1 to this Amendment, entitled “Partner Voice Support Offering” is attached hereto and made a part of Exhibit C of the Agreement by this Amendment.
All other terms and conditions of the Agreement remain unchanged and in full force and effect. This Amendment 6 and the Agreement as amended comprise the complete agreement between the parties hereto regarding this subject matter. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. In the event of a conflict between the Agreement and this Amendment 6, this Amendment 6 will prevail with regard to the subject matter herein.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment 6 to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Amendment 6.

Internetwork Experts, Inc. (“Integrator”)		Cisco Systems Inc. “Cisco”

By:	/s/ David J. De Young	By:	/s/ Frank A. Calderoni

	Its authorized representative		Its authorized representative

Printed Name:	David J. De Young	Printed Name:	FRANK A. CALDERONI

Title:	General Manager	Title:	VP, WW SALES FINANCE

Date of signature:	3/28/05	Date of signature:	4/18/05

Amendment No. 6
ATTACHMENT 1 — PARTNER VOICE SUPPORT OFFERING
The parties agree the following changes will affect Product that is part of a Voice Solution that has been purchased (that is purchase orders accepted by Cisco) after Amendment 6 Effective Date. For Product purchased prior to the Amendment 6 Effective Date and for opportunities that do not qualify as a Voice Solution as defined under this Pilot, Integrator will continue to provide support in accordance with the terms and conditions set forth in Exhibit C| to the Agreement.
1.1 Definitions.
1.1	“Advanced Services” means the services listed in Attachment A, including but not limited to Focused Technical Support, Network Optimization Support, Technology Application Support and Total Implementation Services, which are available for resale to End User only if the End User has Technical Support Services across the same devices at the End User location.

1.2	“Application Software” means non-resident/stand alone Software Voice Product listed on the Price List.

1.3	“Equipment List” means the approved Cisco—provided list of Product covered under each End User’s Support Agreement, where applicable.

1.4	“First Call” means the initial call made by the End User when requesting assistance with Product.

1.5	“First Level Support” means the ability to provide general Voice Product information (pre-sales and post-sales), Hardware and Software configuration, installation, and update and feature set upgrade support; collect relevant technical problem determination information; resolve most Hardware problems, resolve known problems (through documentation available on Cisco.com), provide basic internetworking troubleshooting expertise; provide basic support on the standard Software protocols and features; capture network traces, provide regular problem resolution status reports to the End User; and maintain knowledge of the End User’s network.

1.6	“Hardware* means tangible Voice Product made available to Integrator.

1.7	“Maintenance Contract Number” means the reference number assigned by Cisco for each Service purchased from Cisco. The Maintenance Contract Number is to be used by integrator or End User when opening a case with Cisco.

1.8	“Other Product” means Product which an End User acquired from sources other than Integrator.

1.9	“Program Descriptions” means the description of Services, found on Cisco.com at http://www.cisco.com/public/scc/CTA FTS NOS Master.pdf. as of the purchase date of such Services, to be provided by Cisco to End Users on behalf of Integrator, and the terms and conditions under which Cisco provides those Services.

1.10	“Second Level Support” means the ability to resolve the majority of complex configuration problems by troubleshooting and simulation; resolution of most Hardware, and Software problems; determination of Product specification defects; provision of lab simulation and interoperability and compatibility testing for new Software and Hardware releases prior to being deployed into an End User’s production network; definition of an action plan for troubleshooting/resolution; provision of advanced support on all Software protocols and features; having the ability to analyze traces, diagnose problems remotely and provide Cisco with complete steps to reproduce a problem; and lab testing before deployment of possible fix.
1.11	“Services” mean the services available for resale (Technical Support Services and Advanced Services) listed in Attachment 1 attached hereto and forming part hereof which are available to the Integrator for resale by the Integrator to End User and as described in the corresponding Program Description.

1.12	“Software” means the machine-readable object code Software programs licensed by Cisco, and includes Application Software unless otherwise indicated.

1.13	“Support Agreement” means the then—current agreement between Integrator and the End User for the resale of any of the Services Cisco’s then—current agreement for Services.

1.14	“Technical Support Services” means the SMARTnet and Software Application Support Services listed in Attachment A.

1.15	“Third Level Support” means resolving unknown problems such as problems reported to TAC for the first time in which no documentation exists for the problem on Cisco.com or any other format; resolving problems associated with an identified bug that is not yet published on Cisco.com; fixing or generating workarounds for Hardware and Software bugs and troubleshooting bugs that were not diagnosed or resolved during First or Second Level Support.

1.16	“Voice Product” means the Cisco Product in the family of voice networking products that includes IPCBU products (CM, IP Phones, MCS for all Applications), ECSBU products (Unity, UM, PA), IPCC Express (in CCBU). Unity Express and Call Manager Express, Voice Switches (Catalyst 6500 and 6500G) and Gateways (VG248, VG224, DPA, DPA 7610, DPA 7630, ATA 186, ATA 188, 17xx, 2600XM, 2691,2800,3600,3700, 3800, 7200, H323 series routers).

1.17	“Voice Solution” means the portion of Integrator’s overall support solution to End User that contains Product, of which Voice Product represents at least thirty percent (30%) of the total value based on Price List of the Product purchased at point of sale.
2.0  Scope.
2.1	Partner Voice Support Offering. The support hereunder is intended for Integrators who provide a Voice Solution offering to End User. Under this pilot, Integrator will assist Cisco in defining the general core program requirements and validate program processes for combined services offering between Cisco and Integrator’s with respect to Voice Product support.. With respect to Integrator’s support solution, Integrator will focus on incorporating a minimum of Cisco’s SMARTnet service (i.e., Next Business Day) offering as part of Voice Solution to be delivered. In its performance of Services under this Pilot, Cisco acts at all times as Integrator’s subcontractor, retained by Integrator to provide Services specified in Program Descriptions. Since Voice Product End Users have a specific minimum set of support needs, Integrator’s goal during the Pilot is to achieve one hundred percent (100%) attach rate of Service to the Voice Product sales.
2.2	Integrator’s participation in this Pilot under this Attachment 1 shall in no way be construed to create any obligation on the part of Cisco to: (a) offer a Pilot program in any form beyond the Term; (b) extend the period of the Pilot beyond the Term; or (c) create and/or offer a generally available Partner Voice Support Offering during or following the Pilot. Additionally, Integrator understands and acknowledges that any generally available Partner Voice Support Offering may have program terms that are materially different than the terms of the Pilot.

2.4	Integrator is excluded from reselling Partner Voice Support Offering to city, local, state and Federal government End Users during the Term of this Pilot. Resale to these End Users is considered outside the scope of this Pilot and standard CBR Attach Rate discounting under Exhibit C will apply.
3.0	CISCO RIGHTS AND OBLIGATIONS. In consideration of the Services ordered under this Attachment and Service fees paid by Integrator, Cisco will use commercially reasonable efforts to provide Services either to the Integrator, or, directly to Integrator’s End User and on behalf of the Integrator in accordance with the following.
3.1	Service Availability. Cisco will make Services as described in the corresponding Program Description available to the Integrator for resale to End User

3.2	Commencement of Services. Cisco shall only commence providing Services, to or for the Integrator, under the following conditions:
3.2.1	receipt of valid purchase order for Services from Integrator together with the payment to Cisco of the applicable Service Fees as set out in Section 5, Price and Payment Terms of this Attachment 1. Such purchase order shall include the End User’s point of sale (POS) information (eg. End User’s address, etc); and,

3.2.2	submission by Integrator of necessary transaction details including but not limited to service ordered as identified by Product Code in Attachment A and relevant End User information; and,

3.2.3	receipt from the Integrator of a preliminary Equipment List setting out all of the Products of the relevant End User covered by the applicable Support Agreement; and,

3.2.4	after receipt of the above documentation, Cisco will:
3.2.4.1	validate / confirm the End User’s Product model(s) and serial numbers; and,

3.2.4.2	provide a confirmed or validated copy of the Equipment List (including charges) and Maintenance Contract Number either to End User and / or Integrator, as applicable;

at which point Services shall commence.
3.3	Services to be provided. Except as otherwise described sub-Section 3.4, Cisco shall provide, to or for the applicable End User(s), the Services, as described in the applicable Program Description, on behalf of Integrator for each Service purchased by Integrator hereunder. Integrator hereby confirms having received a copy of each of the current Program Descriptions from Cisco. Such Services shall be provided by Cisco for a term which shall end upon the later of: twelve (12) months from the date of receipt by Cisco of all the documentation set out in sub-Section 3.2 above; or, the applicable end date for each item or Product set out In any Equipment List which has been submitted to and validated / confirmed by Cisco pursuant to sub-Section 3.2 above. In the event that this Agreement terminates at any time for any reason, then, with respect to any Services for which Cisco has already received all of the documentation and the payment as contemplated in sub-Section 3.2, all such Services shall thereafter continue to be provided until the expiration of the term for the provision of such Services as set out above in this sub-Section 3.3.
3.4	Third Level Support. Cisco will provide 24-hour 7-day a week access to Cisco’s TAC for Third Level Support on Product supported in Technical Support Services resold by Integrator as part of a Voice Solution.

3.5	Program Review. Cisco will assign Pilot program team that will include personnel responsible for managing the Cisco-Integrator relationship, driving the Pilot, managing service delivery and issue resolution. Cisco will conduct monthly meetings with Integrator for the purpose of discussing Pilot progress and any operational issues. Additionally, Cisco will monitor Integrator’s Pilot performance against performance metrics such as: (1) percentage of End User Voice Product trouble calls escalated by Integrator to Cisco prior to Integrator’s performance of First Level Support and Second Level Support; (2) percentage of trouble calls opened directly by End User; (3) percentage of Voice Product RMAs opened; and (4) mutually agreeable margin information on End User opportunities. Cisco will share all integrator-specific metric data with the Integrator during the pilot period.
4.0 INTEGRATOR RIGHTS AND OBLIGATIONS.
4.1	Resale of Services. Integrator is authorized, on a non-exclusive basis, to resell Services to End Users pursuant to the provisions of this Amendment.
4.1.1	Representation of Cisco Brand: During the Pilot Term, Integrator agrees to identify to End User(s), during pre-sales and post-sales, any elements of Cisco’s Technical Support Services program offerings which are contained within Integrator’s branded service offering described to End User(s). Integrator agrees to include in each of its End User contracts a copy of the corresponding Program Description for each Service resold by Integrator to each End User or text similar to that described in Attachment B that discloses that Integrator has contracted with Cisco and is utilizing Cisco technical resources in delivering ongoing support for the Voice Solution of the Integrator’s overall IPC services solution. Furthermore, Integrator shall ensure that End Users to whom Integrator resells Services under this Amendment understand their responsibilities described in each Program Description and comply with these responsibilities. Additionally, Integrator agrees to submit to Cisco any marketing or sales collateral developed specifically under this Pilot for review and approval.

4.1.2	Integrator shall execute a Support Agreement with End User, which shall contain, at a minimum, the terms set forth in Attachment C (End User Minimum Terms and Conditions for Support Agreement).

4.2	Sales Forecast and Program Review. Integrator agrees to provide Cisco with its forecasted sales pipeline for Partner Voice Support Offering opportunities within thirty (30) days from Amendment 6 Effective Date. Also, Integrator agrees to identify a representative (“Pilot Program Manager”) to interact with the Cisco assigned Program Manager and attend the monthly and weekly scheduled meetings and conference calls to review the Pilot.

4.3	Technical Support.
4.3.1	Integrator will provide an 8-hour, 5-day per week (8x5) help desk to take End User calls. Integrator will act as the single point of contact for End User, take the First Call from the End User, and perform initial problem determination with respect to Voice Solution. For Product in Voice Solution, Integrator will provide First Level Support and Second Level Support, and then open TAC case with Cisco if Level Three Support is required, using a Maintenance Contract Number. For problems related to Product other than Voice Product, Integrator will open TAC case with Cisco and act as interface between TAC and the Enid User. If the End User calls Integrator on device not supported under this Pilot Integrator will either provide a hot hand-off or designated End User contact to Cisco TAC when opening TAC case. End User may at any time escalate directly to Cisco for support without having Integrator open the case with Cisco TAC or manage the escalation process/dialogue.

4.3.2	When End User requests escalation to Cisco, Integrator shall continue to work with both End User and Cisco until resolution of the case. Integrator shall be the primary point of contact with End User and any communication will flow from Cisco to Integrator to End User.

4.3.3	All calls opened by Integrator on behalf of the End User shall be handled and escalated in accordance with the Cisco’s Problem Prioritization and Escalation Guideline contained in Appendix A to this Attachment.

4.3.4	Onsite Services. Integrator will offer onsite support services, with a minimum of four hour response, to its End User.

4.3.5	Remote Alarm Monitoring. Integrator will offer remote alarm monitoring services on Voice Product to End Users.

4.3.6	Cisco will not address any applications-based or other non-Cisco problems
4.4	Performance Measurement Definition. Integrator will assist Cisco in definition and validation of Partner Voice Support Offering business model eligibility criteria and participate in testing of business model operational metric(s).

4.5	Minimum Voice Product Content. Each Purchase Order submitted by Integrator must contain a minimum of thirty percent (30%) Voice Product to be eligible to participate under this Pilot. Cisco may perform monthly audits on integrator’s Voice Solution opportunities to assess eligibility.

4.6	Equipment List.
4.6.1	Integrator shall ensure that Product for which Services are being provided under an End User’s Support Agreement are listed in the Equipment List(s).

4.6.2	Integrator must provide thirty (30) days notice of requested addition(s) to the Equipment List. In addition, thirty (30) days notice is required for Product relocations and service level/Product configuration changes, where applicable. For any Product on the Equipment List which End User has moved to a new location, Integrator will notify Cisco in writing (i.e. via facsimile, electronic mail or using Cisco.com).

4.6.3	The Equipment List may be revised for new Product, service level upgrades and Product configuration changes through submission of Integrator’s Purchase Order requesting such revisions and Cisco’s acceptance thereof (based on availability). For changes, Cisco will charge the pro-rated difference from the date upon which the change is requested to the end of the impacted Equipment List’s term.
4.7	Renewal of Support Agreements. Prior to expiration of an Equipment List, Cisco will send support renewal reminder notices to both Integrator and its End User. Upon receipt of Cisco’s notice of renewal of the Equipment List for the End User, Integrator will (i) initiate the renewal process with its End User and forward to Cisco the completed renewal with purchase order or (ii) notify Cisco of Integrator’s intent to cancel support on the Equipment List. If a renewal is not completed or notice of cancellation is not received by Cisco thirty (30) days prior to the expiration date of the Equipment List, Integrator authorizes Cisco to contact the End User for the express purpose of determining status of Equipment List renewals with the understanding that Cisco reserves the right to renew the Equipment List directly with the End User upon expiration date of the Equipment List.

4.8	Warranty Service.
4.8.1	Integrator shall provide to its End Users, at no charge, all warranty service for a minimum of the warranty period set forth in the published Product warranty provided with the original Product. Warranty shall commence upon shipment to the End User. Warranty service consists of the following Software and Hardware replacement services:
4.8.1.1	Integrator will distribute Bug Fixes to the End User during the warranty period.

4.8.1.2	Integrator will meet the replacement obligations as set forth in the then-current published Product warranty applicable to the particular Product sold to the End User.
4.8.2	Returns Coordination. For Product returned to Cisco for replacement under warranty, Integrator will comply with the following:
4.8.2.1	Coordinate the return of all failed parts, freight and insurance prepaid, to the Cisco designated location. For Product that has been advance replaced pursuant to the Product warranty terms, Integrator shall return failed/defective Product within ten (10) days of receipt of the replacement Product; otherwise, Product will be invoiced to Integrator at the then current list price.

4.8.2.2	Comply with the following RMA procedure:

4.8.2.2.1	Ensure all Products are properly packaged prior to being shipped, and will include a written description of the failure and specification of any changes or alterations made to the Product. Product returned to Cisco will conform in quantity and serial number to the RMA request.

4.8.2.2.2	Tag each Product returned with the RMA transaction number and a brief description of the problem.
4.9	Unsupported End User List. If Integrator elects not to support Product under this Attachment, Integrator shall refer End User information, including but not limited to End User name, address and phone number to Cisco at the time of Product purchase or renewal of support. If Product becomes unsupported due to End User decision at some point subsequent to initial deployment, Integrator shall refer End User information to Cisco within 90 days of equipment becoming unsupported.

4.10	Case Data. Integrator agrees to provide to Cisco monthly case data for all cases opened on Integrator’s ticketing system for End User during the Pilot. The data to be reported will include:

Customer, Case Ticket Number, Case Open Date, Case Close Date, Trouble Reported, Product, Name of Requestor, Cleared Remotely (Y/N), Truck Rolled (Y/N), Cisco TAC Involved, Cisco Case Number, Contract Used
5.0 PRICE AND PAYMENT TERMS.
5.1	Discounts. The price of Technical Support Services to Integrator for support on Voice Solution is calculated by applying Cisco’s then-current service list price less the applicable discount of thirty-five percent (35%). In the event a Purchase Order received by Cisco from Integrator contains less than 30% Voice Product, standard Attach Rate discounting under Exhibit C will apply and Integrator shall make an additional payment to Cisco in an amount equal to the difference between the actual payment received and the amount that would have been paid had standard Attach Rate discounting applied. For example, an Integrator with a twenty-five percent (25%) discount under CBR would owe Cisco an additional ten percent (10%) of Cisco’s then-current service list price for the Technical Support Services included in the Purchase Order value on any order that did not contain 30% Voice Product.

5.2	The discounts listed above do not apply when Integrator resells Technical Support Services for Other Product. Integrator discount for Other Product shall be fifteen percent (15%) off of local Price List.

5.3	The discounts listed above do not apply when Integrator resells Advanced Services. Integrator Discount for Advanced Services shall be ten (10%) percent.

5.4	All Services are invoiced annually in advance and payable thirty (30) days from the invoice date in U.S. Dollars unless otherwise agreed to in writing.

5.5	All prices in the Equipment List are exclusive of any taxes and duties which, if applicable, shall be paid by Integrator. Applicable taxes are billed as a separate item. In addition, the following items will be billed to Integrator: time and material fees and Product list price of replaced Product not returned pursuant to the terms of End User’s Support Agreement.

5.6	Cisco shall have the right to seek payment for Services directly from the End User in the event Integrator does not remit payment to Cisco pursuant to the payment terms or refuse to provide Services to End User, provided that before seeking payment for Services directly from End User or refusing to provide Services to End User, Cisco provides not less than ten (10) days prior written notice to Integrator.

5.7	Integrator is free to determine its resale prices unilaterally. Integrator understands that neither Cisco, nor any employee or representative of Cisco, may give any special treatment (favorable or unfavorable) to Integrator as a result of Integrator’s selection of resale prices. No employee or representative of Cisco or anyone else has any authority to specify what Integrator’s resale prices for the Services must be, or to inhibit in any way, Integrator’s pricing discretion with respect to the Services.
6.0 GENERAL.
6.1	Entitlement. Integrator acknowledges that an End User is entitled to receive support services only on Product for which Integrator has paid the applicable license and support fees to Cisco. Integrator agrees to assist Cisco with enforcement of End User entitlement as necessary.

6.2	Independent Contractors. The relationship of Cisco and Integrator is that of independent contractors, and nothing contained in this Attachment shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, fiduciaries, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Integrator to create or assume any obligation on behalf of Cisco for any purpose whatsoever. All financial obligations associated with Integrator’s business are the sole responsibility of Integrator. All sales and other agreements between Integrator and its End Users are Integrator’s exclusive responsibility and shall have no effect on Integrator’s obligations under the Attachment. Integrator shall not make any representations or warranties of any kind on behalf of Cisco, or with respect to the content or nature of Services to be provided by Cisco

6.3	Integrator hereby indemnifies and holds Cisco harmless from any claim, loss, damage or expense, including reasonable court costs and attorney’s fees (“Damages”), resulting from any claim made by End User against Cisco hereunder under claim of a third party beneficiary or otherwise or which arise out of the representations, acts or failure to act of Integrator. This shall not limit Cisco’s obligations, subject to the terms and conditions of this Attachment, to provide the Services described herein

6.4	Except for those provisions required to be included pursuant to Section 4, Integrator is free to determine the contents of its Support Agreement provided that Cisco is under no obligation to Integrator nor End User to provide any services other than those specified in this Attachment. Integrator shall indemnify Cisco for any additional commitments or representations whether written or oral, made on Cisco’s behalf.

6.5	URL. Integrator hereby confirms that it has the ability to access, has accessed and has read, the information made available by Cisco at all of the world wide web sites/URLs/addresses/pages referred to anywhere throughout this Attachment. Integrator acknowledges that Cisco may modify any URL address or terminate the availability of any information at any address without notice to Integrator.
7.0	Term and Termination
7.1	Cisco may terminate this Amendment 6, with or without cause, at any time upon at least thirty (30) days’ prior written notice to Integrator.

7.2	This Amendment 6 shall commence on Amendment 6___Effective Date and continue for a period of six (6) months (‘Term”) unless otherwise extended in writing by mutual agreement of the parties. This Amendment 6 may also be terminated as provided for in the Agreement. Upon termination, neither party shall have any further obligations to the other party under this Attachment 1 and/or Equipment List other than as detailed in sub-Section 7.3 below. For continuation of support services upon conclusion of the Term, the parties shall execute a new agreement or an amendment to this Attachment 1 as required by Cisco that may incorporate any additional program requirements, including any findings which result from this Pilot. Nothing in this Attachment 1 or the Agreement shall oblige either party to enter into any new Agreement or further amendment to this Amendment 6.

7.3	In the event Cisco’s support obligations to Integrator in respect of an Equipment List agreed upon by the parties and for which payment has been received by Cisco prior to the expiration of the term set forth in sub-Section 7.2 above extend beyond the Term set forth in sub-Section 7.2 of this Attachment 1, and provided that Integrator complies with the terms of the Agreement and its obligations in this Attachment 1, Cisco will provide support to Integrator for the term of such Equipment List provided that the maximum period of support shall not exceed one (1) year from the date of such Equipment List.
8.0	WARRANTY.
NOTHING IN THIS AMENDMENT SHALL AFFECT THE WARRANTIES PROVIDED WITH ANY HARDWARE PURCHASED OR SOFTWARE LICENSED BY INTEGRATOR AND/OR END USER. ANY AND ALL SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A WORKMANLIKE MANNER. EXCEPT AS SPECIFIED IN THIS SECTION, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF THE PURPOSE IS KNOWN TO CISCO), SATISFACTORY QUALITY, AGAINST INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE GREATEST EXTENT ALLOWED BY APPLICABLE LAW. INTEGRATOR MUST NOTIFY CISCO PROMPTLY OF ANY CLAIMED BREACH OF ANY WARRANTIES. INTEGRATOR’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY SHALL BE, AT CISCO’S OPTION, RE-PERFORMANCE OF THE SERVICES; OR TERMINATION OF THE APPLICABLE SERVICE ON THE EQUIPMENT LIST AND RETURN OF THE UNUSED PORTION OF THE FEES PAID TO CISCO BY INTEGRATOR FOR SUCH NON-CONFORMING SERVICES. THIS DISCLAIMER AND EXCLUSION SHALL APPLY EVEN IF THE EXPRESS WARRANTY AND LIMITED REMEDY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE. THE WARRANTY PROVIDED IS SUBJECT TO THE LIMITATION OF LIABILITY SET FORTH IN THE AMENDMENT. INTEGRATOR SHALL NOT MAKE ANY WARRANTY COMMITMENT, WHETHER WRITTEN OR ORAL, ON CISCO’S BEHALF.

9.0	LIMITATION OF LIABILITY.

NOTWITHSTANDING ANYTHING ELSE HEREIN, ALL LIABILITY OF CISCO, ITS SUPPLIERS AND ITS SUBCONTRACTORS UNDER THIS AMENDMENT SHALL BE LIMITED TO THE AMOUNTS PAID TO CISCO UNDER THE PROGRAM DESCRIPTION GIVING RISE TO SUCH LIABILITY FOR THE SERVICES THAT WERE PROVIDED DURING THE SIX (6) MONTHS PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY.

10.0	CONSEQUENTIAL DAMAGES WAIVER.

IN NO EVENT SHALL CISCO, ITS SUPPLIERS OR ITS SUBCONTRACTORS BE LIABLE FOR (A) ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA, OR ANY OTHER INDIRECT DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE OR (B) ANY COSTS OR EXPENSES FOR THE PROCUREMENT OF SUBSTITUTE EQUIPMENT OR SERVICES, EVEN IF CISCO OR ITS SUPPLIERS HAVE BEEN INFORMED OF THE POSSIBILITY THEREOF.

ATTACHMENT A to ATTACHMENT 1
SERVICES AVAILABILITY

Services	Product Code	Availability
Technical Support Services

SMARTnet 8x5xNBD	8x5xNBD (PST)	Available in U.S.
SMARTnet 8x5x4	8x5x4 (PSE)	Available in U.S.
SMARTnet 24x7x4	24x7x4 (PSP)	Available in U.S.

Software Application Services (“SAS”)	SAS (PSS)	Available in U.S.

Software Application Services with Updates (“SASU”)	SAU (PSU)	Available in U.S.

Advanced Services

Focused Technical Support (FTS) — configuration as selected and detailed on Purchase Order	Provided at time of order	Availability of Advanced Services must be confirmed with Cisco Sales Representative

Network Optimization Support (NOS) — configuration as selected and detailed on Purchase Order	Provided at time of order	Availability of Advanced Services must be confirmed with Cisco Sales Representative

Technology Application Support (TAS) — configuration as selected and detailed on Purchase Order	Provided at time of order	Availability of Advanced Services must be confirmed with Cisco Sales Representative

Total Implementation Services (TIS)	Provided at time of order	Availability of Advanced Services must be confirmed with Cisco Sales Representative

Network Deployment Mentoring (NDM)	Provided at time of order
A current list of Services is provided above. List may be updated from time to time. Current information is available upon request

ATTACHMENT B to ATTACHMENT 1
Integrator/Cisco Support Plan for Cisco IP Communications
Integrator Support Plan
The plan provides:
•	Various levels of On-site hardware replacement on covered components, integrated with Cisco SMARTnet

•	Remote Diagnostics

•	24x7 Technical Support, integrated with Cisco SMARTnet

•	Parts and Labor

•	Software patches with Cisco Software Application Support

•	Access to software updates with Cisco Software Application Support
As part of Integrator’s solution, Cisco will provide its SMARTnet service consisting of technical assistance center (TAC), Cisco.com access, hardware support and software support further described at http://www.cisco.com/public/scc/CTA FTS NOS Master.pdf. Integrator will undertake certain responsibilities related to Voice products and applications as part of pre-defined escalation procedures and business process established between Integrator and Cisco.

ATTACHMENT C to ATTACHMENT 1
MINIMUM TERMS AND CONDITIONS FOR SUPPORT AGREEMENT
Each Support Agreement is to provide, as a minimum, as follows:
(1)	End User agrees to comply with Cisco’s Export Restrictions.

(2)	End User agrees to comply with Cisco’s standard Software License Agreement for all Cisco software provided with any Service.

(3)	End User agrees to comply with terms and conditions provided in the Program Description.

(4)	End User will keep all Cisco Confidential Information confidential.

(5)	Sufficient provisions such that Cisco shall be entitled to act as a third party beneficiary with respect to the enforcement of the terms and conditions herein.

(6)	Cisco or its suppliers’ liabilities shall be limited to the amounts actually paid by End User to Integrator for the Service giving rise to the liability during the six (6) months preceding the event or circumstances giving rise to such liability. Liability under each Service shall be cumulative and not per incident.

(7)	In no event shall Cisco or its suppliers shall be liable for (A) any indirect, incidental, special, punitive or consequential damages, lost profits or lost data, whether arising in contract, tort (including negligence) or otherwise or (B) any costs or expenses for the procurement of substitute equipment or services in each case, even if End Users, Integrator, Cisco, or its suppliers have been informed of the possibility thereof,

(8)	Cisco makes no warranty to End User of any kind with respect to the Service(s), express or implied, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose and non-infringement of third party rights. Any and all Services provided hereunder shall be performed in a workmanlike manner.

(9)	Integrator shall attach the applicable Program Description or materially similar text to each Support Agreement between Integrator and End User.

APPENDIX “A” TO ATTACHMENT 1
CISCO PROBLEM PRIORITIZATION AND ESCALATION GUIDELINE
To ensure that all problems are reported in a standard format, Cisco has established the following problem severity definitions.    These definitions will assist Cisco in allocating the appropriate resources to resolve problems. Integrator must assign a severity to all problems submitted to Cisco.
PROBLEM SEVERITY DEFINITIONS:

Severity 1:	An existing network is down or there is a critical impact to the End User’s business operation. Cisco, Integrator and End User will commit full-time resources to resolve the situation.

Severity 2:	Operation of an existing network is severely degraded, or significant aspects of the End User’s business operation are being negatively impacted by unacceptable network performance. Cisco, Integrator and End User will commit full-time resources during Standard Business Hours to resolve the situation.

Severity 3:	Operational performance of the network is impaired while most business operations remain functional. Cisco, Integrator and End User are willing to commit resources during Standard Business Hours to restore service to satisfactory levels.

Severity 4:	Information or assistance is required on Cisco product capabilities, installation, or configuration. There is clearly little or no impact to the End User’s business operation. Cisco, Integrator and End User are willing to provide resources during Standard Business Hours to provide information or assistance as requested.
Cisco encourages Integrator to reference this guide when Integrator-initiated escalation is required. If Integrator does not feel that adequate forward progress or the quality of Cisco service is satisfactory, Cisco encourages Integrator to escalate the problem ownership to the appropriate level of Cisco management by asking for the TAC Duty Manager.
CISCO ESCALATION GUIDELINE:

Elapsed
Time	Severity 1	Severity 2	Severity 3	Severity 4
1-Hour	Customer Engineering Manager

4-Hour	Technical Support Director	Customer Engineering Manager

24-Hour	Vice President Customer Advocacy	Technical Support Director

48-Hour	President (CEO)	Vice President Customer Advocacy

72-Hour			Customer Engineering Manager

96-Hour		President (CEO)	Technical Support Director	Customer Engineering Manager
Note: Severity 1 problem escalation times are measured in calendar hours 24 hours per day, 7 days per week. Severity 2, 3 and 4 escalation times correspond with Standard Business Hours.
The Cisco representative to which the problem is escalated will take ownership of the problem and provide the Integrator with updates. Cisco recommends that Integrator-initiated escalation begins at the Customer Engineering Manager level and proceed upward using the escalation guideline shown above for reference. This will allow those most closely associated with the support resources to correct any service problems quickly.

ACCESSING TAC:

North America, South America:	+1-800-553-2447 (within the United States)
+1-408-526-7209
Europe, Middle East, Africa:	+ 32-2-704-5555
Asia Pacific:	+1-800-805-227 (within Australia)
+ 61-2-8448-7107

APPENDIX “B” TO ATTACHMENT 1
CISCO .com ONLINE PARTNER INITIATED CUSTOMER ACCESS (PICA)
Integrator Responsibility.
Integrator shall nominate at least one employee to enable End User Cisco.com access using Cisco.com administration tools.
Integrator shall forward the following information to Cisco (via electronic mail to “cco-team@cisco.com”), as soon as possible, for the nominated person(s):
1.	Current Service Contract number with Cisco

2.	Cisco.com User ID(s)

3.	Internet email address(es)
The Integrator’s nominated employee(s) will be responsible for:
1.	Providing Cisco.com access to End Users.

2.	Assisting Cisco in verifying Cisco.com users previously registered (including but not limited to providing Cisco with reports detailing End Users registered and eligible for access and use of Cisco.com), whereby Integrator submitted End User Cisco.com Access Requests on behalf of their End Users. Assist in moving End Users from the older process to the PICA process.

3.	Integrator is responsible for disabling End User’s PICA access when the End User is no longer eligible.

4.	Integrator shall be responsible for ensuring that End Users only download software for use with Products for which applicable license and support fees have been paid, and shall pay to Cisco applicable license and support fees for any Products for which support is received through use of the procedures described in this Appendix B, regardless of whether or not such Product was originally sold or licensed by the Integrator to the End User.
Integrator Employee Registrations
Employees within the Integrator organization must continue to use the existing system of registering (i.e. with their Service Agreement number). To ensure correct access, Integrator employees should never use a special PICA account number for registering online.
End User Eligibility for Cisco.com Access
End User eligibility for Cisco.com access commences when the End User has purchased a Cisco Product, or service for Cisco Product(s) from the Integrator, and has a support agreement with that Integrator for such Product.
PICA Process Overview
1.	Cisco will assign a unique PICA Registration Number prefix to the nominated person(s) if one does not already exist.

2.	This prefix is the basis of the new PICA Registration Number numbering scheme for End Users (i.e. FJLxxxx). Each End User Company will have a different number following the prefix (i.e. FJL4001, FJL4004, FJL 4035 etc.)

3.	If the Integrator wishes to entitle End User access to Cisco.com, the nominated person logs onto Cisco.com and uses the PICA Administration Tool to entitle End Users.

4.	When this option is selected the fields listed below will appear. These fields enable them to determine the defaults for their customer’s Registration Numbers, and select the services and support the customer will be able to access via Cisco.com.
•	Company Name

•	Company Address

•	Company City

•	Company Postal Code

•	Country End User is Located In

•	Select the PICA Support Options & PICA Commerce Options

•	Select the Price List that you would like the End User Company to have access to, if necessary.
5.	When correctly entered, selected, and executed, Cisco.com will generate a PICA Registration Number and Verification Key just for that End User Company, and display it on screen. For example FJL4012

6.	After it is generated online, the PICA Registration Number may only be used within that End User Company. Only one number per End User Company Is normally permitted.

7.	Any number of End User employees may register on Cisco.com with that PICA Registration Number for example, FJL4012. A unique User ID will be generated for each user that registers.

8.	For security reasons, generic or group PICA Registration Numbers are not permitted under any circumstances.

9.	For each registration performed, an email will automatically be sent to the PICA Administrator with the newly registered user’s registration details.

10.	Disabling End User Cisco.com access is also be an online option.
Confidentiality. Integrator acknowledges thai, in the course of performing its duties, Integrator or the End Users to whom Integrator authorizes Cisco.com access may obtain information relating to the Products and to Cisco which is of a confidential and proprietary nature (“Proprietary Information”). Such Proprietary Information may include, but is not limited to, trade secrets, know how, invention techniques, processes, programs, schematics, Software source documents, data, financial information, and sales and marketing plans. Integrator shall at all times keep in trust and confidence all such Proprietary Information, and shall not use such Proprietary Information other than in the course of its duties under the Agreement, nor shall Integrator disclose any such Proprietary information without Cisco’s written consent. Integrator further agrees to immediately return to Cisco all Proprietary Information (including copies thereof) in Integrator’s possession, custody, or control upon termination of this Agreement at any time and for any reason. Integrator will indemnify Cisco for unauthorized disclosures of Proprietary Information by Integrator or its End User.